Exhibit 99.1

Nektar Announces Financial Results for the Year and Fourth Quarter
2003

    SAN CARLOS, Calif.--(BUSINESS WIRE)--Feb. 2, 2004--Nektar Therapeutics (Nasdaq:NKTR) today announced its financial results for the year and fourth quarter ended December 31, 2003.
    For the year ended December 31, 2003, revenues were $106.3 million, compared to $94.8 million in 2002. In 2003, Nektar reported product revenues of $27.3 million compared to $18.5 million for 2002, and contract research revenues were $79.0 million for 2003, compared to $76.4 million for the year ended December 31, 2002. The increase in revenues by 12% for the year is due primarily to higher sales of Nektar Advanced PEGylation products.
    For the twelve months ended December 31, 2003, the company reported a net loss of $46.7 million or $(0.84) per share, compared to a net loss of $107.5 million or $(1.94) per share for the year ended December 31, 2002. The 2003 net loss includes $31.2 million in gain related to the cancellation of outstanding indebtedness, including a $26.9 million gain from privately negotiated debt exchange transactions in the fourth quarter of 2003 and a $4.3 million gain from the repurchase of $20.5 million of debt in privately negotiated transactions in the second quarter of 2003.
    The company reported revenues of $25.6 million for the three months ended December 31, 2003, compared to $22.6 million in the same period in 2002. In the fourth quarter of 2003, product revenues were $5.9 million compared to $5.2 million in 2002, and contract research revenues totaled $19.7 million compared to $17.5 million in 2002.
    For the three months ended December 31, 2003, Nektar reported a net income of $3.5 million or $0.06 per share compared to a net loss of $31.1 million or $(0.56) for the same period in 2002. Net income for the three month period includes a loss from operations of $19.9 million, interest expense of $4.8 million, a gain of $26.9 million related to privately negotiated debt exchange transactions, $1.5 million of interest and other income, and a $0.2 million provision for income taxes.
    As of December 31, 2003, the company reported cash, cash equivalents and short-term investments totaling approximately $286.0 million compared to $304.2 million at the end of the third quarter 2003.
    In January 2004, in a privately negotiated transaction, Nektar exchanged $9.0 million of outstanding 3.5% convertible notes due October 2007 for 575,605 shares of common stock. In addition, in January 2004, the company entered into privately negotiated transactions with a limited number of holders of outstanding 3% convertible notes due June 30, 2010, to convert approximately $36.0 million aggregate principal amount of such notes into approximately
3.2 million shares of common stock in exchange for cash payments of approximately $3.1 million in the aggregate. As a result, the liability for outstanding convertible notes and debentures as of today stands at $315 million of which approximately $182 million is due at or prior to October 2007, and approximately $133 million is due in 2010.
    For 2004, the company expects revenue growth of approximately 10-20%, a net loss between $85 and $95 million, and year-end cash, cash equivalents and short-term investments of approximately $200 million.

    Summary of 2003

    "2003 was an exciting and fruitful year for Nektar," said Ajit S. Gill, Nektar chief executive officer and president. "We started the year by re-naming the company Nektar Therapeutics to reflect our broadened drug delivery capabilities. During the year, we saw substantial progress in several of our partner pipeline programs, encouraging data on Exubera(R) (inhaled insulin), the broadening of our Proprietary Products Program, and improvement in our balance sheet. Our pipeline of 21 products now includes five products approved in the U.S., four in pivotal or Phase III clinical trials, and 12 products in Phase I and II clinical testing."

    2003 and Early 2004 Partner Pipeline Progress

    -- Today, in a separate press release, Nektar disclosed a collaboration with Roche under which Nektar has licensed its proprietary PEG reagent for CERA (Continuous Erythropoiesis Receptor Activator).

    -- In January 2004, Celltech announced the initiation of Phase III trials for CDP 870 for Crohn's disease. CDP 870, which uses Nektar PEGylation, was also being tested in Phase III trials for rheumatoid arthritis.

    -- In November, Eyetech Pharmaceuticals presented data from Phase III trials of Macugen(TM), (PEGaptanib sodium), a potential treatment for age-related macular degeneration and diabetic macular edema, both leading causes of blindness.

    -- In June, Celltech's CDP 860, a PEGylated antibody fragment drug in testing for cancer, completed a small Phase II proof-of-concept study.

    -- In March, Pfizer's (formerly Pharmacia's) SOMAVERT(R), which uses Nektar PEGylation, was approved by the U.S. Food and Drug Administration for the treatment of certain patients with acromegaly.

    -- In addition, during 2003, Nektar partners initiated clinical trials for four products, including InterMune's PEG-Alfacon for hepatitis C; Celltech's CDP 791, a PEGylated antibody fragment drug for cancer; Unimed's inhaled MARINOL(R), Nektar's first MDI application, being developed for use in multiple indications; and Chiron's inhaled Tobi(R), a next-generation inhaled, powder tobramycin product for the treatment of Pseudomonas aeruginosa in cystic fibrosis patients.

    Exubera(R) (inhaled insulin) Progress

    In June, Pfizer and Aventis presented additional Phase III data at the American Diabetes Association Conference in New Orleans comparing Exubera(R) to rosiglitazone, an oral hypoglycemic agent used to reduce the body's resistance to the action of insulin as a way of lowering blood glucose. The data suggested that Exubera(R) may provide acceptable glycemic control to significantly more subjects than rosiglitazone in type 2 diabetes patients not optimally controlled on diet and exercise.
    Advanced-stage clinical studies are continuing for Exubera(R) (inhaled insulin) for the treatment of diabetes developed by Nektar for Pfizer and their partner Aventis Pharma. The determination as to if or when to file a New Drug Application or equivalent European regulatory filing with respect to Exubera(R) will be made by Pfizer and their partner Aventis at their discretion.

    Proprietary Pipeline Progress

    In the first quarter, an inhaled small molecule entered clinical testing. Phase I clinical trials for this molecule are on-going. Over the next few years, Nektar intends to significantly increase the number of products it takes through Phase I clinical testing and, in some cases, Phase II, before offering the products to Nektar's biopharmaceutical partners for commercialization. Nektar could have an additional 1-2 products in clinical trials as part of this program by the end of 2004.

    Conference Call Information

    Ajit Gill will host a conference call today for analysts and investors beginning at 2:00 p.m., Pacific Time, to further discuss the company's performance.
    Investors can access a live audio-only Webcast through a link that will be posted on the Investor Relations section at Nektar's Web site at http://www.nektar.com. The Web broadcast of the conference call will be available for replay through February 17, 2004.
    Analysts and investors can also access the conference call live via telephone by dialing 888-862-6557 (U.S.); 630-691-2748
(international). The passcode is Nektar and the leader is Mr. Ajit Gill. An audio replay will be available shortly following the call through February 17, 2004, and can be accessed by dialing 877-213-9653 (U.S.) or 630-652-3041 (international) with a passcode of 8274379.
    In the event that any non-GAAP financial measure is discussed on the conference call that is not described in this release, related complimentary information will be made available on the Investor Relations page at Nektar's Web site as soon as practical after the conclusion of the conference call.

    About Nektar

    Nektar Therapeutics, formerly Inhale Therapeutic Systems, Inc., provides industry-leading drug delivery technologies, expertise and manufacturing to enable the development of high-value, differentiated therapeutics. Nektar's advanced drug delivery capabilities are designed to enable the company's biotechnology and pharmaceutical partners to solve drug development challenges and realize the full potential of their therapeutics, from developing new molecular entities to managing the lifecycles of established products.

    This release contains forward-looking statements that reflect management's current views as to Nektar's business strategy, product and technology development plans and funding, collaborative arrangements, clinical trials, and other future events and operations. These forward-looking statements involve uncertainties and other risks that are detailed in Nektar's reports and other filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2002, as amended and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003. Actual results could differ materially from these forward-looking statements.




                          NEKTAR THERAPEUTICS
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)


                                           December 31, December 31,
                                               2003         2002
                                                             *
                                             ---------   ----------

                   ASSETS

Current assets:
  Cash, cash equivalents and
   short-term investments                    $ 285,967    $ 293,969
  Other current assets                          20,531       17,020
                                              ---------    ---------
        Total current assets                   306,498      310,989

Restricted investments                          12,442            -
Property and equipment, net                    149,388      143,452
Goodwill                                       130,120      130,120
Other intangible assets, net                    10,963       15,470
Deposits and other assets                        7,377        6,607
                                              ---------    ---------
                                             $ 616,788    $ 606,638
                                              =========    =========


    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued
   liabilities                               $  26,797    $  40,617
  Capital lease obligations - current            1,341        1,008
  Deferred revenue                              18,719       22,040
                                              ---------    ---------
        Total current liabilities               46,857       63,665

Convertible subordinated debentures            359,988      299,149
Accrued rent                                     2,110        2,033
Capital lease obligations - noncurrent          31,686       31,862
Other long-term liabilities                     11,956        3,159

Stockholders' equity:
  Preferred stock                               40,000       40,000
  Common stock                                 719,298      714,686
  Deferred compensation                            (38)        (239)
  Accumulated other comprehensive gain             958        1,668
  Accumulated deficit                         (596,027)    (549,345)
                                              ---------    ---------
        Total stockholders' equity             164,191      206,770
                                              ---------    ---------
                                             $ 616,788    $ 606,638
                                              =========    =========

* The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

                          NEKTAR THERAPEUTICS
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             (In thousands, except per share information)


                            Three-Months Ended   Twelve-Months Ended
                                December 31,         December 31,
                            -------------------  --------------------
                               2003      2002       2003      2002
                             --------  --------   --------  ---------
                                                            (audited)
Revenue:
  Contract research
   revenue                  $ 19,735  $ 17,451   $ 78,962  $  76,380
  Product sales                5,889     5,179     27,295     18,465
                             --------  --------   --------  ---------
Total revenue                 25,624    22,630    106,257     94,845

Operating costs and
 expenses:
  Cost of goods sold           2,807     1,517     14,678      7,020
  Research and development    35,230    40,722    131,528    157,383
  General and
   administrative              6,513     8,509     22,017     26,016
  Amortization of other
   intangible assets             983     1,126      4,219      4,507
                             --------  --------   --------  ---------
Total operating costs
 and expenses                 45,533    51,874    172,442    194,926
                             --------  --------   --------  ---------

Loss from operations         (19,909)  (29,244)   (66,185)  (100,081)


Gain on debt extinguishment   26,906         -     31,226          -
Other income/ (expense), net     275       111        983       (996)
Interest income                1,223     2,251      5,360     10,222
Interest expense              (4,814)   (4,192)   (17,897)   (16,613)
                             --------  --------   --------  ---------

Income/(loss) before
 provision for income taxes    3,681   (31,074)   (46,513)  (107,468)

Provision for income taxes       169         -        169          -
                             --------  --------   --------  ---------

Net income/(loss)           $  3,512  $(31,074)  $(46,682) $(107,468)
                             ========  ========   ========  =========


Net earnings/(loss)
 per share:
  Basic                     $   0.06  $  (0.56)  $  (0.84) $   (1.94)
  Diluted                   $   0.06  $  (0.56)  $  (0.84) $   (1.94)

Weighted-average shares
 used to compute net
 earnings/(loss) per share:
  Basic                       56,121    55,448     55,821     55,282
  Diluted                     60,868    55,448     55,821     55,282

    CONTACT: Nektar Therapeutics
             Joyce Strand, 650-631-3138